Exhibit 99.2

MID-CON ENERGY PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

Introduction	2

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2018	3

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statement	4

Introduction

The following unaudited pro forma condensed consolidated financial statement reflects the historical financial statement of Mid-Con Energy Partners, LP (the “Partnership”) adjusted on a pro forma basis to give effect to both the sale of substantially all of the Partnership’s oil and natural gas properties located in Texas (the “Disposed Assets”) and the acquisition of certain oil, natural gas and natural gas liquids (“NGL”) properties located in Osage, Grady and Caddo Counties, Oklahoma (the “Acquired Assets”).

In March 2019, the Partnership simultaneously closed the previously announced definitive agreements to sell substantially all of the Partnership’s oil and natural gas properties located in Texas for a purchase price of $60.0 million and to purchase certain oil, natural gas and NGL properties located in Osage, Grady and Caddo Counties in Oklahoma for an aggregate purchase price of $27.5 million, both agreements subject to customary purchase price adjustments. The Partnership received net proceeds of $32.5 million at the close of this Strategic Transaction (“Strategic Transaction”) of which $32.0 million was used to reduce borrowings outstanding on the revolving credit facility.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2018, has been prepared giving effect to the Disposed Assets for the year ended December 31, 2018, and the effect of the Acquired Assets for the period from inception February 28, 2018, to December 31, 2018. The pro forma adjustments to the unaudited historical condensed consolidated financial statement are based on currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions and that the unaudited pro forma adjustments are factually supportive, give appropriate effect to the impact of the events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on the Partnership.

The unaudited pro forma condensed consolidated financial statement of the Partnership is not necessarily indicative of the results that would have occurred if the Partnership had completed the Strategic Transaction as of the respective dates stated above, or which could be achieved in the future because it necessarily excludes various operating expenses.

Mid-Con Energy Partners, LP and subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2018
(In thousands, except per unit data)
(Unaudited)

	MCEP Historical	Historical Activity of Disposed Assets (a)	Historical Activity of Acquired Assets (b)	Pro Forma Adjustments		Unaudited Pro Forma Statement of Operations
Revenues
Oil sales	$65,206	$(25,221)	$20,669	$—		$60,654
Natural gas and liquids sales	1,130	(641)	1,471	—		1,960
Other operating revenues	778	—	—	—		778
Gain on derivatives, net	5,674	—	—	—		5,674
Total revenues	72,788	(25,862)	22,140	—		69,066
Operating costs and expenses
Lease operating expenses	22,537	(6,432)	11,989	—		28,094
Production and ad valorem taxes	5,483	(1,779)	1,578	—		5,282
Other operating expenses	945	—	—	—		945
Impairment of proved oil and natural gas properties	31,160	(21,749)	—	—		9,411
Depreciation, depletion and amortization	16,751	(8,413)	—	2,850	(c)	11,188
Dry holes and abandonments of unproved properties	612	(612)	—	—		—
Accretion of discount on asset retirement obligations	721	(230)	—	234	(d)	725
General and administrative	6,311	—	—	—		6,311
Total operating costs and expenses	84,520	(39,215)	13,567	3,084		61,956
Loss on sales of oil and natural gas properties, net	(509)	—	—	—		(509)
(Loss) income from operations	(12,241)	13,353	8,573	(3,084)		6,601
Other income (expense)
Interest income	3	—	—	—		3
Interest expense	(6,010)	—	—	1,725	(e)	(4,285)
Other expense	(15)	—	—	—		(15)
Gain on settlements of asset retirement obligations	10	—	—	—		10
Total other income (expense)	(6,012)	—	—	1,725		(4,287)
Net (loss) income	(18,253)	13,353	8,573	(1,359)		2,314
Less: Distributions to preferred unitholders	4,456	—	—	—		4,456
Less: General partner's interest in net (loss) income	(214)	156	101	(16)		27
Limited partners' interest in net (loss) income	$(22,495)	$13,197	$8,472	$(1,343)		$(2,169)

Limited partners' interest in net loss per unit
Basic and diluted	$(0.74)					$(0.07)
Weighted average limited partner units outstanding
Limited partner units (basic and diluted)	30,328					30,328

See accompanying notes to pro forma financial statement

Mid-Con Energy Partners, LP

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statement

1. Basis of Presentation

See “Introduction” above for more information of regarding the basis of presentation for our unaudited pro forma condensed consolidated financial statement.

2. Pro Forma Adjustments

(a) Pro forma adjustment to eliminate revenues and expenses of the Disposed Assets from the Partnership’s consolidated statement of operations.

(b) Pro forma oil and natural gas and liquids sales, lease operating expenses and production and ad valorem taxes have been adjusted to reflect the amounts from the lease operating statement of the previous owners of the Acquired Assets for the period from inception February 28, 2018, to December 31, 2018.

(c) Pro forma depreciation, depletion and amortization expense has been adjusted to reflect additional expense for the Acquired Assets. The pro forma depreciation, depletion and amortization expense for the Acquired Assets was computed using the pro forma capitalized costs, pro forma production and estimated reserves.

(d) Pro forma accretion has been adjusted to reflect additional accretion of asset retirement obligations associated with the Acquired Assets.

(e) Pro forma interest expense has been adjusted to reflect the estimated interest reduction associated with the net proceeds from the Strategic Transaction that were used to reduce borrowings outstanding on the revolving credit facility.

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